EXHIBIT 10.59

MORGAN STANLEY SCHEDULE OF NON-EMPLOYEE DIRECTORS ANNUAL COMPENSATION

Effective as of May 17, 2011

RETAINER(1)	AMOUNT
Service as a Director	$75,000

Service as Chair of Audit Committee	$25,000

Service as Chair of Compensation, Management Development and Succession Committee; Nominating and Governance Committee; or Risk Committee	$20,000

Service as Chair of Operations and Technology Committee	$10,000

Service as Member of Audit Committee, Compensation, Management Development and Succession Committee; Nominating and Governance Committee; Operations and Technology Committee; or Risk Committee	$10,000

Service as Lead Director	$30,000

(1)

The retainer shall be paid semi-annually in arrears for the period from the immediately preceding Annual Meeting of Shareholders until the next succeeding Annual Meeting of Shareholders. 50% of a non-employee director’s retainer shall be made on (or promptly after) the business day coincident with or first following the six month anniversary of the immediately preceding Annual Meeting of Shareholders. The remaining portion of a non-employee director’s retainer shall be made on (or promptly after) the next succeeding Annual Meeting of Shareholders.

In the event a non-employee director joins the Board at a time other than an Annual Meeting of Shareholders, or commences service on an additional Board committee, such director shall be entitled to receive a prorated retainer for service on the Board or such Board committee, as applicable, until the next succeeding Annual Meeting of Shareholders semi-annually in arrears. Such retainer shall be prorated for service during the period beginning on the first day of the calendar month during which the non-employee director joins the Board, or commences service on such Board committee, until the last day of the calendar month immediately preceding the calendar month during which the retainer is payable in accordance with the payment schedule set forth in the immediately preceding paragraph.

In the event a non-employee director terminates from service on the Board at a time other than an Annual Meeting of Shareholders, such director shall be entitled to receive a prorated retainer for service on the Board, and any Board committee. Such retainer shall be prorated for service during the period beginning on the first day of the calendar month during which the last retainer payment date occurs until the last day of the calendar month immediately preceding the calendar month during which the director’s Board service termination date occurs and shall be made on (or promptly after) the director’s Board service termination date.

Notwithstanding the foregoing, a non-employee director may elect to receive all or a portion of the retainer on a deferred basis under the Directors’ Equity Capital Accumulation Plan.